Exhibit 10.1

AMENDMENT NO. 1

TO

COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), to the Collaboration and License Agreement (the “Agreement”), dated as of February 25, 2019, by and between BIOSENSE GLOBAL LLC, a New Jersey limited liability company having a place of business located at 1 Meadowlands Plaza, Suite 800, East Rutherford, NJ 07073 (“Biosense”), and REXAHN PHARMACEUTICALS, INC., a Delaware corporation having a place of business located at 15245 Shady Grove Road, Suite 455, Rockville, MD 20850 (“Rexahn”), is effective as of August 24, 2019 (the “Amendment Effective Date”). Biosense and Rexahn are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to amend the Agreement to extend the Payment Due Date for the third installment of the License Fee, as further set forth hereunder.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, Biosense and Rexahn hereby agree as follows:

1.     Definitions.  As used in this Amendment, capitalized terms shall have the meanings assigned to them in the Agreement.

2.    Amendment.  The Parties agree that, as of the Amendment Effective Date, the reference to “August 24, 2019” in the table located in Section 6.1 of the Agreement corresponding to the third installment of the License Fee for $1,500,000 is hereby deleted and substituted with “September 23, 2019.”

3.    No Other Amendments.  Except as modified by this Amendment, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

4.    Governing Law.  This Amendment and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to conflicts of laws principles which would direct the application of the laws of another jurisdiction.

5.    Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

6.    Counterparts.  This Amendment may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the Amendment Effective Date.

REXAHN PHARMACEUTICALS, INC.

By:	/s/ Lisa Nolan

Name:	Lisa Nolan

Title:	Chief Business Officer

BIOSENSE GLOBAL LLC

By:	/s/ Andy Li

Name:	Andy Li

Title:	President and CEO